Exhibit 8.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

August 19, 2020

New York City REIT, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

Re: Opinion of Proskauer Rose LLP as to Tax Matters

Ladies and Gentlemen:

We have acted as counsel to New York City REIT, Inc., a Maryland corporation (the “Company”), with respect to certain tax matters in connection with the filing of its registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the offer, issuance, and sale of up to $500,000,000 of any combination of the securities of the Company that are described in the Registration Statement. In connection with the filing of the Registration Statement, we have been asked to provide an opinion regarding (i) the classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the accuracy and fairness of the discussion in the section of the prospectus forming part of the Registration Statement (the “Prospectus”) under the caption “Material U.S. Federal Income Tax Considerations”; and (iii) the treatment of New York City Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) as a partnership or a disregarded entity for U.S. federal income tax purposes.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if so asserted by the IRS.

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Registration Statement (including the exhibits thereto) and the Prospectus; (2) the Articles of Amendment and Restatement of the Company, as amended and/or amended and restated through the date hereof; (3) the Articles Supplementary classifying and designating Class B common stock and relating to the election to be subject to Section 3-803 of MGCL; (4) the Amended and Restated Distribution Reinvestment Plan; (5) the Rights Agreement between the Company and Computershare Trust Company, N.A., as amended and/or amended and restated through the date hereof; (6) the Agreement of Limited Partnership of the Operating Partnership, dated October 11, 2012; (7) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated August 18, 2020; (8) other public filings of the Company with the Commission such as Forms 10-Q and 10-K; and (9) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of the Company, in the Company’s own capacity and in its capacity as the general partner of the Operating Partnership, in a letter to us of even date herewith (the “Officer’s Certificate”) relating to, among other things, those factual matters as are germane to the determination that the Company and the Operating Partnership, and the entities in which they hold direct or indirect interests, have been and will be formed, owned, and operated in such a manner that the Company has satisfied and will continue to satisfy the requirements for qualification as a REIT under the Code (collectively, the Officer’s Certificate, and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

New York City REIT, Inc.

August 19, 2020

In our review, we have assumed, with the consent of the Company, that all of the factual representations, covenants, and statements set forth in the Transaction Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents. We have, consequently, assumed and relied on the Company’s representations that the information presented in the Transaction Documents (including, without limitation, the Officer’s Certificate and the exhibits thereto) accurately and completely describe all material facts relevant to our opinion. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. Although we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or Transaction Documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP, counsel for the Company, dated as of the date hereof, that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland.

Based upon, and subject to the foregoing and the discussion below, we are of the opinion that:

(i)	commencing with the Company’s taxable year ended on December 31, 2014, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s actual method of operation through the date hereof has enabled it to meet and, assuming the Company’s election to be treated as a REIT is neither revoked nor intentionally terminated, the Company’s proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code;

(ii)	the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is a fair and accurate summary of the U.S. federal income tax considerations that are likely to be material to a holder of the Company’s Stock; and

(iii)	the Operating Partnership has been and will be taxed as a partnership or a disregarded entity, and not an association or publicly traded partnership (within the meaning of section 7704 of the Code) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year.

New York City REIT, Inc.

August 19, 2020

We express no opinion on any issue relating to the Company, the Operating Partnership or the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” other than as expressly stated above.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.

This opinion letter is rendered to you solely for your benefit in connection with the Registration Statement.  Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and to the use of these opinions for filing as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Proskauer Rose LLP